SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. 3)

                           Filed by the Registrant [X]
                 Filed by a Party other than the Registrant [ ]

Check the appropriate box:

     [X]  Preliminary Proxy Statement

     [ ] Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [ ]  Definitive Proxy Statement

     [ ]  Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                                  KIMMINS CORP.
                (Name of Registrant as Specified In Its Charter)

                      Kimmins Corp. and Francis M. Williams
                    (Name of Person(s) Filing Proxy Statement
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1.   Title of each class of securities to which transaction applies:

     2.   Aggregate number of securities to which transaction applies:

     3. Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     4.   Proposed maximum aggregate value of transaction:

     5.   Total Fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1. Amount Previously Paid:

2. Form, Schedule or Registration Statement No.:

3. Filing Party:

4. Date Filed:

                                  KIMMINS CORP.
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         To be held on February __, 2003


TO THE SHAREHOLDERS
OF KIMMINS CORP.


     NOTICE IS HEREBY GIVEN that the Special Meeting of Shareholders of Kimmins Corp., a Florida corporation (the "Company"), will be held at ________ PM, local time, on February ___, 2003, at the Company's headquarters at 1501 E. 2nd Avenue, Tampa, Florida 33605 to approve an amendment to the Company's Articles of Incorporation (the "Articles") which will effect a 100 to 1 Reverse Stock Split of the Company's Class A Stock and Class B Common Stock. The Reverse Stock Split will have the effect of allowing the Company to terminate its registration under the Securities Exchange Act of 1934.


     The Board of Directors has fixed the close of business on January ___, 2003 as the record date for determining those shareholders entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements thereof.

     Whether or not you expect to be present, please sign, date and return the proxy form sent to you as promptly as possible.

                       By Order of the Board of Directors,




/s/ Joseph M. Williams
---------------------------------
Joseph M. Williams
Secretary/Treasurer
Tampa, Florida 33605



ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON. THOSE SHAREHOLDERS WHO ARE UNABLE TO ATTEND ARE URGED TO EXECUTE AND RETURN THE PROXY FORM AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO EXECUTE A PROXY FORM MAY NEVERTHELESS ATTEND THE MEETING, REVOKE THEIR PROXY AND VOTE THEIR SHARES IN PERSON.

                         SPECIAL MEETING OF SHAREHOLDERS
                                OF KIMMINS CORP.


                           PRELIMINARY PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Kimmins Corp., a Florida corporation (the "Company"), of proxies from the holders of the Company's Class A Stock (the "Class A Stock") for use at the Special Meeting of Shareholders of the Company to be held at the corporate headquarters of Kimmins Corp., 1501 E. 2nd Avenue, Tampa, Florida 33605 at __________ PM, local time, on February __, 2003 or at any adjournments or postponements thereof (the "Special Meeting"). The approximate date that this Proxy Statement and the enclosed form of proxy are first being sent or given to holders of Class A Stock is January __, 2003. The Company's principal executive offices are located at its corporate offices at 1501 E. 2nd Avenue, Tampa, Florida 33605, and its telephone number is (813) 248-3878.


                          INFORMATION CONCERNING PROXY

     The enclosed proxy is solicited on behalf of the Company's Board of Directors (the "Board"). The cost of preparing, assembling and mailing this Proxy Statement, the Notice of Special Meeting of Shareholders and the enclosed proxy will be borne by the Company. The Company may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies.

                             PURPOSE OF THE MEETING


     At the Special Meeting, the Company's shareholders will consider and vote to approve an amendment to the Company's Articles of Incorporation (the "Articles") which will effect a 100 to 1 Reverse Stock Split of the Company's Class A Stock and Class B Common Stock (the "Class B Stock"). The Reverse Stock Split will have the effect of allowing the Company to terminate its registration under the Securities Exchange Act of 1934.


     Unless contrary instructions are indicated on the enclosed proxy, all shares represented by valid proxies received pursuant to this solicitation will be voted in favor of the amendment to the Articles as described herein. In the event a shareholder specifies a different choice by means of the enclosed proxy, his or her shares will be voted in accordance with the specifications so made.

                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

     The Board of Directors has set the close of business on January __, 2003 as the record date (the "Record Date") for determining shareholders of the Company entitled to notice of and to vote at the Special Meeting. As of the Record Date, there were 4,872,135 shares of Class A Stock outstanding and 1,666,569 shares of Class B Stock outstanding, all of which are entitled to one vote on the proposed amendment to the Articles.

                                  REQUIRED VOTE


     Pursuant to the Articles and the Florida General Corporation law, the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock and Class B Stock, taken together, is required to approve the proposed amendment. The representation in person or by proxy of a majority of the issued and outstanding shares of Class A Stock and Class B Stock (collectively, the "Voting Stock") which are entitled to be cast is necessary to provide a quorum at the Special Meeting. Shares that are entitled to vote but that are not voted at the direction of the beneficial owner ("abstentions"), shares represented by proxies or ballots that are marked "without authority" with respect to the election of any nominee for election as a director, and votes withheld by brokers in the absence of instruction from beneficial holders ("broker non-votes") will be counted for the purpose of determining whether there is a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will have the same effect as a vote against each of these proposals.

     Francis M. Williams, a Director and executive officer of the Company, directly or indirectly owns all of the 1,666,569 outstanding shares of Class B Stock, and directly or indirectly owns or by irrevocable proxy controls the voting rights of 2,801,571 shares of the Class A Stock eligible to be cast on the approval of the proposed amendment to the Articles. Mr. Williams has advised the Company that he intends to be present at the meeting, and intends to vote his shares for the approval of the Reverse Stock Split proposal. Since the number of shares of common stock held or controlled by this shareholder represents a majority of the votes that may be cast at the Special Meeting, this shareholder will be able to approve the proposed amendment to the Articles, regardless of how the other holders of Class A Stock vote their shares.


                               REVOCATION OF PROXY

     The giving of a proxy does not preclude the right to vote in person should any shareholder giving the proxy so desire. Shareholders have a right to revoke their proxy at any time prior to the exercise thereof, either in person, at the Special Meeting, or by filing with the Company's Secretary at the Company's principal executive offices a written revocation or duly executed proxy bearing a later date; however, no such revocation will be effective until written notice of the revocation is received by the Company at or prior to the Special Meeting.

                          REVERSE STOCK SPLIT PROPOSAL

SUMMARY OF REVERSE STOCK SPLIT PROPOSAL


     On November 16, 2002, the Board discussed the mechanics and anticipated effects of a possible Reverse Stock Split of the Company's Class A Stock and the Class B Stock (the "Reverse Stock Split"). On November 18, 2002, the Board adopted a resolution, subject to shareholder approval, that the Articles be amended to effect a 100 to 1 Reverse Stock Split of the Company's common stock, such that each 100 shares of existing Class A Stock and Class B Stock will be respectively combined into one share of "new" Class A Stock and one share of "new" Class B Stock. There are no material differences between the respective rights, preferences or limitations of the existing Class A Stock and Class B Stock and the "new" Class A Stock and the "new" Class B Stock. The form of amendment to the Articles to effect this transaction is attached hereto as Appendix A (the "Amendment").

     By approving this proposal, the shareholders authorize the Board to implement the Reverse Stock Split by filing the Amendment with the Florida Secretary of State's office within ten business days following the proposal's approval at the Special Meeting (hereinafter referred to as the "Effective Date"). The shareholders may not rescind their vote even if the timing of the Amendment may adversely affect any particular shareholder.

     The material terms of this transaction are listed in the following:

     o Our Board of Directors has authorized a 100-for-1 Reverse Stock Split of our Class A Stock and Class B Stock, and recommends that all shareholders approve the proposal by voting for the Amendment to our Articles of Incorporation.

     o The purpose of the Reverse Stock Split is to reduce the number of small shareholders owning fewer than 100 shares of our Class A Stock (the "Small Shareholders"), which will allow these shareholders to liquidate their shares without transaction costs and to permit us to cease registration of the Class A Stock under the Securities Exchange Act of 1934 (the "1934 Act"), which will allow us to reduce the costs associated with the filing and reporting requirements imposed on public companies.

     o If the Reverse Stock Split is approved, we will probably be eligible to cease filing periodic reports with the Securities and Exchange Commission (the "SEC"), and we intend to cease public registration of our Class A Stock. However, the Board has reserved the right to maintain registration, even after implementing the Reverse Stock Split, if it deems that continued registration is in the best interests of the Company and the shareholders at the time.

     o A majority of our shareholders must vote in favor of the Reverse Stock Split for the proposal to be implemented; however, since the members of the Board have indicated their intention to vote their shares for the approval of such proposal, and such members hold or control a majority of the votes that may be cast at the Special Meeting, approval of the proposed Reverse Stock Split is assured.

     o The Reverse Stock Split will not become effective until the Amendment is filed with the Florida Secretary of State's office within ten (10) business days following the proposal's approval at the Special Meeting.

     o Once the Reverse Stock Split becomes effective, you will receive one new share of Class A Stock for each 100 shares of the Class A Stock that you may own at that time and one new share of Class B Stock for each 100 shares of the Class B Stock that you may own at that time.

     o For those who hold fewer than 100 shares or those who do not hold shares in an even multiple of 100 of either class, you will receive a cash payment for those shares that would otherwise be converted into a fraction of a share of the new stock.

     o The Reverse Stock Split is not expected to affect our current business plan or operations.

     o Based on our experience in prior years, direct costs incurred in connection with SEC reporting compliance are estimated at approximately $150,000 annually. Another disadvantage of public registration is the disclosure of proprietary information, including material contracts, acquisitions, growth strategies, and financial information regarding overall operations. If we cease registration of the Class A Stock, it will increase the confidentiality of this proprietary information, which we believe can be analyzed by our competitors to place us at a competitive disadvantage.

     o You should note that there are many advantages to being a publicly-traded Company, including stock value, stock liquidity, and use of our stock to raise capital or make acquisitions. In the opinion of the Board, however, the pricing trends and trading volume of the Class A Stock have not allowed us to effectively take advantage of these benefits, at least to the extent of justifying the continuing direct and indirect costs of public registration. Furthermore, the Board does not believe that there will be a significant change in this equation in the near term.

     o Another factor that has impaired our ability to effectively take advantage of the benefits of public registration is the March 1999 delisting of our Class A Stock from trading on The New York Stock Exchange (NYSE). Although the Class A Stock continues to be traded on the OTC Bulletin Board, we believe that the delisting has had detrimental effects on the trading volume and pricing of the Class A Stock, which contributes to the failure to realize some of the benefits of our continued registration of the Class A Stock under the 1934 Act.

     o If the Reverse Stock Split is approved and we de-register the Class A Stock, it will cease to trade on the OTC Bulletin Board.

     o The decision by the Board to terminate 1934 Act registration does not require shareholder approval and will not be voted on at the Special Meeting. Further, there is no assurance that the number of such shareholders will be fewer than 300 following the effective date of the Reverse Stock Split.

     o Each member of the Board of Directors has indicated that he intends to vote in favor of the Reverse Stock Split.

     o Our Board of Directors did not obtain an investment bank or other financial adviser to render a report or fairness opinion in connection with the Reverse Stock Split.

     o The Board had a report provided by management to analyze the factors affecting the value of the Class A Stock. The Board also reviewed comparable transactions conducted by other companies, and reviewed our historical financial information.

     o Based upon this report, the Board believes that the Reverse Stock Split, taken as a whole, is fair to and in the best interests of our Company and our shareholders, including unaffiliated shareholders, those shareholders who will receive a cash payment for their shares and those shareholders who will receive shares of new Class A Stock. The Board also believes that the process by which the Reverse Stock Split is to be approved is also fair.

     o The Board considered a number of factors in determining the fairness of the Reverse Stock Split including the existing liquidity concerns of the Small Shareholders and the added administrative costs and resources involved in providing periodic reports required of public companies to such a large proportion of shareholders holding fewer than 100 shares.

     o Even if termination of 1934 Act registration is not implemented, the Board still concluded that the elimination of the Small Shareholders is in the best interests of the Company and our shareholders, when taken as a whole.

     o The Board did not establish an unaffiliated representative to represent the unaffiliated shareholders in determining the terms of the Reverse Stock Split because the Board concluded that there was sufficient representation in the decision-making at the Board level to protect the interests of unaffiliated shareholders. This decision was based on the fact that two of the three Board members are not controlled by, or under common control with, the Company, and these Board members are not employees of the Company.

     o The Board determined that the Reverse Stock Split was substantively fair to all unaffiliated shareholders. In reaching this determination, the Board considered that the Small Shareholders will be allowed to liquidate their holdings in a cost-effective manner, a task that they could not otherwise accomplish since they own fewer than 100 shares of Class A Stock.

     o We expect that the Reverse Stock Split should be treated as a tax-free "recapitalization" for federal income tax purposes. For those holders who receive a cash payment in lieu of fractional shares, you will need to recognize income for the difference between the amount of cash received and the portion of the aggregate tax basis in your shares of Class A Stock that was not converted.

     o There are no appraisal rights for any shareholder who dissents from approval of the Reverse Stock Split under the Company's governance documents. We have also concluded that there are no appraisal rights under Florida General Corporation Law. We refer you, however, to Sections 607.1302 and 607.0604 of the Florida Statutes, which respectively prescribe the rights of shareholders to dissent and treatment of fractional shares. There may exist other rights or actions under state law for shareholders who are aggrieved by Reverse Stock Splits generally.

     The following table presents a summary of the effect of the Reverse Stock Split proposal on the Company's shareholders. Please note that we refer herein to our shareholders whose shares are registered in their own names as "registered shareholders."


                        Shareholders as                                      Net Effect After
                       of Effective Date                                    Reverse Stock Split

         Registered  shareholders  holding 100 shares of        Shares of Class A Stock will be converted
         Class A Stock. There are no holders of Class           into one whole share of new Class A Stock.
         B Stock in this category.

         Registered  shareholders  holding more than            Shares of Class A Stock and  Class B Stock
         100 shares  of Class A Stock or Class B Stock.         will be respectively converted into one or
                                                                more   shares  of new Class A Stock and  new
                                                                Class B Stock  on  a  100 for 1 basis, with
                                                                a  cash   payment for  any   shares that would
                                                                otherwise  result in fractional new shares.
                                                                Class  B fractional shares will not  receive
                                                                a cash payment.

         Registered shareholders holding fewer than             Shares of Class A Stock will be  exchanged
         100  shares  of Class A Stock.  There  are no          for a cash payment.
         holders of Class B Stock in this category.

         Shareholders  holding Class A Stock in street          Nominees (such as a bank or broker) may have
         name through a nominee,  such as a bank or             required procedures,  and the  Company
         broker.  There are no holders of Class B               shareholder  holding  Class A Stock in street
         Stock in this  category.                               name should contact their nominees to
                                                                determine how the Reverse Stock Split will
                                                                affect them.



     In lieu of the issuance of any fractional shares, the Company will pay the fair value for those shares of Class A Stock and Class B Stock that would otherwise be converted into fractional shares as a result of the Reverse Stock Split. The Board has determined that the fair value of such stock shall be the greater of (i) the Minimum Fixed Price or (ii) the Current Market Price. Payment in lieu of issuance of a fractional new share will be made promptly after receipt of a properly completed letter of transmittal and stock certificates (see also the information under the caption "Exchange of Stock Certificates and Payment of Fractional Shares" contained in this Proxy Statement).

     There will be no service charge payable by shareholders in connection with the exchange of certificates or in connection with the payment of cash in lieu of the issuance of a fractional new share.

BACKGROUND


     The Company has approximately 495 registered shareholders holding Class A Stock. Approximately 256 of such shareholders hold 100 shares or less of the Class A Stock. In the aggregate, the Small Shareholders own approximately 11,300 shares or less than 0.24% of the Class A Stock. In early 2002, the Company's management recognized that the cost of management and communication to the Small Shareholders annually far exceeded the value of the securities.

     The Company's Class A Stock was delisted from the NYSE in March 1999. Since that time, the price of the stock as quoted on OTC Bulletin Board has shown a significant decline, and the stock has low trading volumes.


PURPOSE AND REASONS FOR THE REVERSE STOCK SPLIT

     The low trading prices and the low trading volumes in the Class A Stock following its delisting from the NYSE, and also resulting from generally poor financial performance of the Company as well as other companies in its industry, led the board to consider the continued desirability of remaining a publicly traded company.


     The purpose of the Reverse Stock Split proposal is to reduce the number of Small Shareholders and permit the Company to cease registration of the Class A Stock under the 1934 Act. The Board recommends that the Company shareholders approve the Reverse Stock Split proposal to achieve this purpose for the reasons set forth below.

     For the Small Shareholders, typical transaction costs for public sale of Class A Stock significantly reduce the liquidity of the shares, since in most cases these transaction costs represent a large percentage of the value of their holdings (at current stock pricing trends). The Reverse Stock Split proposal will allow such shareholders to liquidate their holdings at a fair value without these transaction costs.

     For shareholders of the Company other than the Small Shareholders, reducing such a large number of Small Shareholders (over 50% of the existing registered shareholders) will result in savings to the Company by reducing the administrative costs of providing annual reports, proxy information and other shareholder services. In addition, since it is important in certain corporate transactions to be able to quickly communicate with its company shareholders, reducing such a large number of Company shareholders that cannot be easily contacted reduces delays in implementing corporation strategies.

     Another intended effect of the Reverse Stock Split is to position the Company for terminating registration of its Class A Stock under the 1934 Act. As a registered company, the Company is subject to the periodic reporting and proxy solicitation requirements of the SEC. There is a significant likelihood that the purchase of the fractional shares following the Reverse Stock Split will reduce the number of registered shareholders of Class A Stock to fewer than 300. We estimate that the number of registered shareholders of Class A Stock would be reduced to approximately 240 following the completion of the Reverse Stock Split. If this occurs, the Company will be in a position to elect to cease registration of its Class A Stock under the 1934 Act. The Company calculated the 100-to-one ratio as the best means to reduce the number of shareholders below 300.


     As part of its 1934 Act registration, the Company incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from terminating registration of the Class A Stock include lower printing and mailing costs, less complicated disclosure due to the Company's private status; reduction in direct miscellaneous clerical and other expenses (e.g., the word processing, EDGARizing, telephone and fax charges associated with SEC filings) and elimination of the charges of brokers and transfer agents in forwarding materials to beneficial holders. The Company's auditors have also informed the Company, informally, that there will be a reduction in auditing fees.

     The Company also incurs substantial indirect costs due to 1934 Act registration as a result of the executive time expended to prepare and review such filings. Ceasing registration of the Class A Stock will reduce or eliminate these costs, as well as lower the risk of liability that typically attends public (as distinguished from private) company status.

     Based on its experience in prior years, the Company's direct costs, which include the fees and expenses of independent auditors, SEC legal counsel, directors and officers liability insurance coverage, printing, mailing, and SEC filing fees are estimated at approximately $150,000 annually. This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate. It is expected that the majority of the estimated savings will be not be realized until the fiscal year ending December 31, 2003.

     Another aspect of public registration is the disclosure of proprietary information, such as material contracts, acquisitions, growth strategies, and financial information regarding overall operations. Ceasing registration of the Class A Stock will increase the confidentiality of such proprietary information, which the Company believes can be analyzed by its competitors to place the Company at a competitive disadvantage.


     There are many advantages to being a publicly traded company, including stock value, stock liquidity, and use of Company stock to raise capital or make acquisitions. In the opinion of the Board, however, the pricing trends and trading volume of the Class A Stock have not allowed the Company to effectively take advantage of these benefits, at least to the extent of justifying the continuing direct and indirect costs of public registration. Furthermore, the Board does not believe that there will be a significant change in this equation in the near term.

     Another factor that has impaired the Company's ability to effectively take advantage of the benefits of public registration is the March 1999 delisting of the Company's Class A Stock from trading on the NYSE. Although the Class A Stock continues to be traded on the OTC Bulletin Board, management believes that the delisting has had detrimental effects on the trading volume and pricing of the Class A Stock, which contributes to the failure to realize some of the benefits of the Company's continued registration of the Class A Stock under the 1934 Act.

     The Company believes that size, revenue performance (current and projected), strategic partnering, earnings, cash flow and product mix are among the key factors considered by the investment community in valuing the stock of a public company. One of the Company's goals over the next several years is to enhance one or more of these factors so that the Company can consider whether to register its common stock for a public offering to effectively take advantage of a public market for its stock. The Board intends to evaluate these factors, and should the Board determine that the benefits of a public offering would likely outweigh the costs at that time, it would consider whether to register the Company's stock in connection with a new public offering. There is, however, no assurance when or if such an offering will occur.

     Shareholders should note that the decision by the Board to terminate 1934 Act registration does not require shareholder approval and will not be voted on at the Special Meeting. Further, there is no assurance that the number of such shareholders will be fewer than 300 following the Effective Date. While the Company intends to cease public registration of its Class A Stock following the Reverse Stock Split, the Board may choose not to implement this strategy if the Board determines that it is not then in the best interests of the Company and its shareholders given the then existing market conditions.


FAIRNESS OF REVERSE STOCK SPLIT PROPOSAL


     The Board believes that the Reverse Stock Split proposal, taken as a whole, is fair to and in the best interests of the Company and its shareholders, including unaffiliated shareholders, those shareholders who will receive the cash payment and those shareholders who will receive shares of new Class A Stock. The Board believes that the transaction is fair to the unaffiliated shareholders because the costs of remaining a public company outweigh the benefits of the publicly available information and the limited liquidity of a listing on the OTC Bulletin Board. The Board also believes that the process by which the Reverse Stock Split is to be approved is also fair. Francis M. Williams, individually, believes that the Reverse Stock Split is fair to the shareholders of the Company and considered the same factors as the Board considered in reaching that conclusion. All references to considerations and conclusions by the Board as to fairness and to factors considered by the Board apply as well to Francis M. Williams. In making this determination, the Board and Mr. Williams adopted and relied upon the analysis contained in the management report described below. The Board unanimously approved the Reverse Stock Split proposal and recommends that the shareholders vote for its approval and adoption. Each member of the Board who owns shares of Class A Stock and Class B Stock has indicated that he intends to vote in favor of the Reverse Stock Split proposal, including the Board members who are not employees of the Company.

     In anticipation of the Board's consideration of the Reverse Stock Split, the Board had a report provided by management of the Company (the "Management Report") to analyze the factors affecting the value of the Class A Stock. The Board's analysis of the value is based upon the data provided in that Management Report. The Management Report was prepared by Joseph M. Williams, Secretary and Treasurer, and Karl Burgin, Chief Financial Officer. The Board is responsible for determining the fairness of the Reverse Stock Split to the shareholders. In accordance with Section 607.0830 of the Florida Statutes, the directors have relied in good faith upon the Management Report to assist it in making that determination. However, this section does not limit the liability of the Board and Mr. Williams for the determination of fairness under the federal securities laws. The Board also reviewed comparable transactions conducted by other companies, and reviewed the historical financial information of the Company. The Company will mail a copy of the Management Report, at no charge, to any shareholder of record who requests it by calling Joseph M. Williams, Secretary, at (813) 248-3878. Copies of the Management Report will be available at the Special Meeting.

     The Board considered a number of factors in determining the fairness of the Reverse Stock Split prior to approval of the proposed transaction. It recognized the existing liquidity concerns of the Small Shareholders. It recognized that reducing the number of Small Shareholders would decrease (but not necessarily eliminate) the problems associated with not being able to readily communicate with a large portion of its shareholders. It also recognized that the Reverse Stock Split will likely enable the Company to cease public registration of the Class A Stock, so in making its determination of the fairness of the Reverse Stock Split proposal, the Board also factored in the added administrative costs and resources involved in providing annual reports, proxy information, and other shareholder services to such a large proportion of shareholders holding fewer than 100 shares. However, even if termination of 1934 Act registration is not implemented, the Board still concluded that the elimination of the Small Shareholders is in the best interests of the Company and its shareholders, when taken as a whole.

     The Board did not retain either an investment bank or other financial adviser to render a report or opinion with respect to the fairness of the Reverse Stock Split proposal to the Company or its shareholders. Management estimated that the cost of such report or opinion would exceed $80,000. The Board determined that this expense was unwarranted since it concluded that the Board itself could adequately establish the fairness of the Reverse Stock Split proposal, without such report or opinion, by addressing the factors and considerations described in this section.

     The Board did not establish an unaffiliated representative to represent the unaffiliated shareholders of the Company in determining the terms of the Reverse Stock Split proposal because the Board concluded that there was sufficient representation in the decision-making at the Board level to protect the interests of unaffiliated shareholders. This decision was based on the fact that two of the three Board members are not controlled by, or under common control with, the Company, and these Board members are not employees of the Company. In addition, no independent committee of the Board has reviewed the fairness of the Reverse Stock Split proposal because the Board concluded that such unaffiliated Board members could adequately convey their opinions and concerns to the entire Board without the need for the establishment of such a committee.

     The  Board   determined   that  the  Reverse   Stock  Split   proposal  was
substantively   fair  to  all  unaffiliated   shareholders.   In  reaching  this
determination, the Board considered the following supporting factors:

          The Small Shareholders will be allowed to liquidate their holdings in a cost effective manner, a task that they could not otherwise accomplish since all of the Small Shareholders own less than 100 shares of Class A Stock (one Small Shareholder owns one share), with a total estimated market value for each ten shares of less than $4.30 (calculated at $.43 price per share - the highest closing price for Class A Stock during the third calendar quarter of 2002). On November 14, 2002, management conducted a summary review of the current pricing of transaction fees, and found that the lowest transaction fee for a stock trade was approximately $11.65 per trade. (The sole purpose of identifying estimated transaction fees was to provide a context for establishing the approximate low-end cost of selling small stock holdings of Class A Stock in the public market relative to the estimated value of such holdings; its purpose was not to identify the absolute lowest cost or the best value with regard to brokerage services.)

          The Reverse Stock Split will not change the rights, preferences or limitations of unaffiliated shareholders, with the exception of the Small Shareholders.

          No shareholder, whether affiliated or unaffiliated (other than the Small Shareholders), will have a material decrease in their percentage of ownership interest of the Company following the Reverse Stock Split and any decrease that will occur will equally apply to affiliated and unaffiliated shareholders. Any shareholder whose holdings are not in even multiples of 100 shares will experience a slight relative decrease in their percentage of interest after the split, but the maximum number of shares that could be affected would be 99. As an example, the percentage ownership interest of a shareholder with 2,099 shares would experience a relative decrease of .002% of his or her interest in the Company following the Reverse Stock Split due to the cancellation of the 99 odd-lot shares in return for a cash payment. We have qualified the foregoing statements as "relative decreases" because the percentage of ownership of the remaining shareholders following the split, affiliated and unaffiliated, will be slightly increased to the extent of the cancellation of the Small Shareholders' holdings and any other odd-lot holdings that are not in an even multiple of 100 shares.

          Small Shareholders can retain their ownership in the Company by increasing their number of shares to 100. The highest closing price for Class A Stock during the third quarter 2002 on the OTC Bulletin Board was $.43 per share and the lowest closing price during such period was $.23 per share. Consequently, using the foregoing pricing, a Small Shareholder could remain a shareholder of the Company for a price estimated at or between $23.00 and $43.00, plus transaction fees.

          Only the Small Shareholders will cease to be shareholders of the Company following the split and they are the only shareholders who will lose a significant percentage of their existing ownership interest in the Company. As generally described in the information contained herein in the sections captioned "Background" and "Purpose and Reasons for the Reverse Stock Split," locating and communicating with the Small Shareholders is not economically feasible any longer. Conditioning the approval of the Reverse Stock Split transaction on the affirmative by majority vote of the unaffiliated shareholders would not reflect the collective judgment of the Small Shareholders because, in the Board's opinion, it would be unlikely that a large number of such shareholders would vote (in person or by proxy) due to the inconsequential financial impact of the shares they hold. The Board therefore concluded that the interests of the unaffiliated shareholders who were directly impacted by the split would not be represented because they would not likely be aware of the importance of the vote and, even if they were aware, their interests would represent a minority of the unaffiliated shareholders. Since, unlike the Board, the unaffiliated shareholders have no fiduciary duty to fellow shareholders, the Board decided that it should not grant the veto on the Reverse Stock Split to the unaffiliated shareholders. Even if the Small Shareholders could be effectively communicated with, so as to allow such shareholders to convey the interests of the majority of this group, the holdings of the Small Shareholders represent less than 0.24% of the ownership interests of the Company. Since the Board has a fiduciary duty to the Company and its shareholders, it determined that an abrogation of the responsibility for the decision to move forward on the Reverse Stock Split transaction to a group holding such a small interest in the Company would also be incorrect.

          The Board ascertained to its satisfaction that this transaction was not the typical Rule 13e-3 "going private" transaction, which involves the involuntary or threat of involuntary purchase of all of the ownership interests of the unaffiliated shareholders. In the Reverse Stock Split transaction the unaffiliated shareholders, other than the Small Shareholders, will retain their percentage ownership in the Company in all material respects. The ownership interests of the Small Shareholders will be terminated as a result of the Reverse Stock Split (unless they purchase additional shares as described above), but the Board concluded that the completion of the split will be an overall benefit to the Small Shareholders because of the liquidity issues discussed above.

     As part of its considerations, the Board considered the following negative consequences, which did not support the Board's recommendation:

     o potential liquidity concerns of certain minority shareholders should the Company, as expected, cease public registration of the Class A Stock and thus cease to have the Class A Stock listed on the OTC Bulletin Board;


     o possible negative impact on the stock price caused by the announcement of the Reverse Stock Split;


     o    decreased access to Company information by shareholders.

     Excluding the holdings of the Insiders (as defined in the Security Act of 1934), almost all of the outstanding shares of Class A Stock are publicly registered. While this issue relates to the ceasing of public registration, rather than the Reverse Stock Split, the Board acknowledged that the split facilitates this action and therefore the Board identified it as a contradicting factor. The Board weighed these contradicting factors against what it had determined were the overall benefits to the shareholders and the Company for this Reverse Stock Split and concluded that they were insufficient to outweigh such benefits in light of the considerations and conclusions stated in this section.

     The Board believes that the Reverse Stock Split is also substantively fair because the Board determined in good faith that the cash payment to be paid for stock in lieu of issuance of fractional shares constitutes a fair value. Section 607.0604(5) of the Florida Statutes states that, "when a corporation is to pay in money the value of fractions of a share, the good faith judgment of the board of directors as to the fair value shall be conclusive." However, this section does not limit the liability of the Board and Mr. Williams for the determination of fairness under the federal securities laws.

     The Board adopted the higher of Minimum Fixed Price or Current Market Price methodology (both as described below) as the most appropriate measure of cash payment in lieu of issuance of fractional shares. Francis M. Williams reviewed the Management Report and the conclusions of the Board and adopted those conclusions in determining that the Reverse Stock Split is procedurally and substantively fair to the shareholders.

     The Board believes that the Reverse Stock Split is procedurally fair to the unaffiliated shareholders not only in the process by which the transaction was approved, but also in the result for the following reasons: the cash payment in lieu of issuance of fractional shares is a fair price as the Board used the higher of Minimum Fixed Price or Current Market Price as discussed below and the Company has received no firm offers to purchase the Company in the preceding two years. The Board noted that the price assigned to cash out the shares is greater than any recent sales prices and there have been no other offers to purchase the Company or the shares. The Board believes the unaffiliated shareholders were adequately represented in the transaction by having two independent directors on the Board who approved the Reverse Stock Split. Furthermore, the Board believes that the disclosures made to the Board in making its determination of fairness were adequate and have made adequate disclosure to all shareholders regarding the transaction.


CONSIDERATION FOR DETERMINING CURRENT MARKET PRICE


     The Board considered current market price as a stand-alone factor and decided to use the greater of (i) the average of the closing market price for the 20 trading day period immediately ending on the date of the filing of the initial preliminary Scheduled 14A Proxy Statement or (ii) the 20 trading day period ending the day before the meeting date for the final vote on the definitive proxy matter (Current Market Price). This analysis and discussion ensued and was treated separately from fixed price. The Board felt that in the event the market determines that a Reverse Stock Split and the intent of the Company to cease registration of the Class A Stock under the 1934 Securities Act results in a higher trading value for the stock of the Company, it was appropriate that the fractional shareholders be paid that increased value. Currently the Current Market Price based on the 20 trading day period ending November 26, 2002 would be $.52. This amount is $.48 per share less than the fixed price. In addition, if for any reason the stock on the 20-day period prior to the filing of the preliminary proxy should increase in value above the fixed number, and at a later date decrease as a result of this proxy statement, the Board felt that the higher number should be fair and appropriate to pay the Small Shareholders.

     The Board further considered the possible effect on stock pricing caused by the disclosure of the Company's intention to terminate public registration of the Class A Stock. Consequently, the Board adopted the 20-day period immediately prior to the initial preliminary filing of this Proxy Statement because this would reflect market valuation prior to the disclosure. The Board also concluded that the Current Market Price should not be less than the market value immediately prior to the meeting date since this date constitutes the date of approval of the purchase of the stock and hence the purchase price should at least reflect the market valuation as close to this time as practical given the stock volatility issues described in the foregoing paragraph. Because of the uncertainty inherent in any valuation, the Board also concluded that the Current Market Price should constitute the greater value of the two established periods to ensure maximum fairness to the Small Shareholders, since their ownership interest in the Company would be terminated (absent any action on their behalf to remain shareholders by purchasing additional shares). Therefore, the Board determined that the Current Market Price should be determined by the greater of
(i) the average closing prices of Class A Stock for the twenty (20) trading days immediately preceding the initial preliminary filing of this Proxy Statement, and (ii) the average of bid and asked prices of Class A Stock for the 20 trading days immediately preceding the meeting date.

     After establishing the Current Market Price of the Class A Stock as a stand-alone method of calculating the cash payment, the Board focused on identifying the appropriate data or time period to apply this method. After reviewing other transactions by other publicly traded companies, management informed the Board that five to ten trading days is the typical period used to minimize temporary fluctuations in pricing which do not reflect the true market valuation of the stock. The Board noted that the historic volatility of the Class A Stock, due to its low trading volume, dictated that a longer period should be adopted to minimize these effects and chose 20 days as a fairer measure.


CONSIDERATION FOR DETERMINING MINIMUM FIXED PRICE


     In order to reach the Minimum Fixed Price, the Board considered several methods of valuation (based upon the data and analysis contained in the Management Report) to the price of the fractional shares and rationalized that the $1.00 as a minimum price (Minimum Fixed Price) was fair to the Small Shareholders. The following is a discussion of the analysis the Board reviewed to determine the valuation of the amount to be paid for the fractional shares.

     In the consideration of determining the Minimum Fixed Price, the Board considered the following methods of valuation. They then used an average of those values to determine what the Minimum Fixed Price should be. The Board considered weighing the various factors based on what it believed was important and should be considered more heavily. After a discussion among the members of the Board, and the broad spectrum each of the values created, the Board determined that the fairest value would be a simple average without attempting to weight any individual item greater than any other.

     Historical market prices - In the consideration of determining the historical market price, the Board looked at the average closing price for the previous twelve months on a monthly basis, that being the last day of each trading month, that average came out to $.29. In order to be certain that the closing price was indicative of the overall market, and the inter-month trading did not provide a significant bearing, the Board did the same average using each day for the twelve-month period resulting in an average price of $.28. The Board selected the closing month-end average as being more indicative of the market during this period.

     Net book value - As of September 30, 2002, Kimmins Corp. had a net book value of $7,845,853. As of the same date there were 4,872,135 shares of outstanding Class A Stock. The book value as a result of these numbers at September 30, 2002 was $1.61 per share. Net Book Value would indicate that the small stockholders have a value that is $.61 in excess of the Minimum Fixed Price recommended by the Board of Directors. Net Book Value is an accounting concept and is generated by dividing the GAAP book value by the number of shares outstanding. The Board believes that Net Book Value is not indicative of fair value of the asset although it is certainly one factor to consider in determining the fair value of the asset. Management believes that the Net Book Value is useful in determining the asset value and considered it in the analysis of the Minimum Fixed Price. However, the small shareholders should be aware that the Minimum Fixed Price is $.61 less than the Net Book Value.

     Discounted book value - In order to ascertain what a cash book value was as of the date of this transaction, management developed a discounted book value. This would be the book value in the event of the sale of the Company, not a liquidation, after those assets for which the ability to be utilizable in the business was limited as a result of the period of time at which it was going to take to convert those assets into utilizable assets by the business. Kimmins Corp. has two assets on its balance sheet that are significant and that are basically not utilizable by the business at this time. There is a deferred tax asset of approximately $6.4 million; based on management's assessments this deferred tax asset will be converted over the next three years through the generation of taxable earnings. As a result, we established a discount factor of 12% based on when we estimated the deferred tax would be realizable by the Company. This resulted in a discount of approximately $1.5 million. In addition, the Company currently has approximately $4.6 million in long-term cost and estimated earnings in excess of billings on uncompleted contracts and accounts receivables. It is expected that these assets would not be collectible on average until the end of 2004, and as a result, they were also discounted at the same 12% discount rate, which resulted in a discount of $1,034,199 to the value of the claims. After reduction of the book value for the discounts, the book value was adjusted to $5,279,073 resulting in a value per share of $1.08. The Discounted Book Value reflects a value of $.08 greater than the Minimum Fixed Price although the Board believes that Discounted Book Value is a better indicator of the value of the Company than unadjusted Book Value. The Board believes that the Minimum Fixed Price despite the fact that the Discounted Book Value is $.08 greater.

     Going concern value - The Board reviewed the potential sale of the operating assets as a lump sum to another contractor on EBITDA basis. Through the assessment of that approach, the Board looked at EBITDA across the previous five years as well as the most current period. In the previous five-year analysis, the Board weighted the EBITDA more heavily in the current period and the least heavily in the oldest year of 1998. In addition, the Board looked at the EBITDA on a stand-alone basis for the current year, and the Board assessed both the average EBITDA as well as the current EBITDA at 3 times and 3 1/2 times as a value multiplier. The lowest sales price on a per share basis was $.71 and the highest EBITDA valuation was $1.37. It was the Board's opinion that applying a 3 1/2 time multiplier to the average weighted EBITDA adding to the computed value the discounted Long Term Costs and Earnings in Excess of Billings on Uncompleted Contracts and Long Term Accounts Receivable and current Networking Capital, resulted in a per share value of $1.30. For purposes of valuation, the Board considered $1.30 as the going concern value. Management through an analysis of similar companies computed the Going Concern Value of $1.30. This Going Concern Value is $.30 in excess of the Minimum Fixed Price. Although Going Concern Value reflects that value that a willing buyer might pay a willing seller, management believes that the discounts required to liquidate the Company significantly limit the ability to sell the company at the Going Concern Value. As a result, management believes that the use of Going Concern Value as one component of the Minimum Fixed Price is fair to the unaffiliated shareholders. However, the unaffiliated shareholders should be aware that the Going Concern Value would indicate a value that is $.30 per share greater than the Minimum Fixed Price.

     Liquidation value - The Board considered the liquidation value of the Company, that being the amount of funds that would be generated in the event management liquidated the assets of the business immediately and turned them into cash in an orderly manner, at which time said cash would be distributed to the shareholders. The most significant impact on the Company would be the loss of approximately $6.4 million in deferred tax assets. In addition, even though certain other assets of the business could be liquidated immediately, the long-term cost and estimated earnings in excess of billings on uncompleted contracts and accounts receivable would still be unrealizable for approximately two years and, as a result, we discounted those at the 12% discount rate. In addition, in the consideration of the liquidation value, certain real estate owned by the Company is worth significantly more than its book value and that resulted in an increase in the book value of $1,399,962. As a result, book value at September 30, 2002 of $7,996,261 was increased by $1,399,962 for the incremental increase in the real estate value. The deferred income tax asset of $6,440,791 was written off, and the Long Term Estimated Earnings in Excess of Billings and Uncompleted Contracts and Accounts Receivable were discounted by $1,034,199. As a result, the liquidation value of the company is $1,770,825 or $.36 per share.

     Reconciliation of Board's determination on Minimum Fixed Price - After the assessment of the Board and the review of the market price, book value, discounted book value, liquidation value, and going concern value, the Board determined that there was no one factor that should be more significant than the others in the assessment and determination of the fair value for purposes of the odd-lot shareholders. As a result, the Board made a determination that what was fair was the average of the valuation methods applied. This average is the sum of market price ($.28), book value ($1.61), discounted book value ($1.08), liquidation value ($.36), going concern value ($1.30), divided by 5, resulting in a value per share of $.95, which the Board then chose to round to $1.00 for purposes of ease in payment.


     Comparative Company analysis - The Board reviewed management's assessment of all public contracting businesses, including those that fell into the construction services sector in a broad search of all public companies. After a review of 110 public companies, the Board determined that there were approximately six companies that operated in lines of business similar to those of the Company, three of which were not very comparable to the Company because they had market capitalization in excess of $150 million or significant earnings in the prior two periods. The Company has not successfully generated positive results in the prior two calendar years. There were three companies that provided some comparative insight to the Board; however, the Board was unable to discern any meaningful valuation from the market values and/or book values of the companies they reviewed. Each of the companies had incurred an operating loss in the prior year and had been trading at a significant discount to book value for some time. However, because of the limited number of comparable companies, management concluded that they did not provide any meaningful insight to the assessment of a market value for the Company based on the market value of those entities.


     Purchases of Company stock - The Company has not purchased any of its stock in the past year, so the Board did not consider this factor in establishing the fair value of the stock for the cash payment.

     The Company and its affiliates are not aware of any firm offers to purchase the Company that have been made during the past two years by any unaffiliated person. Consequently, the Board did not consider this factor in establishing the fair value of the stock for the cash payment.

     The Company has not engaged in a merger or consolidation with another company or in the sale or other transfer of a substantial part of its assets in the last two years, so the Board did not consider this factor in establishing the fair value of the stock for the cash payment.

     There have not been any purchases of the Company's stock that would enable the holder to exercise control of the Company. Therefore, the Board did not consider this factor in establishing the fair value of the stock for the cash payment.


     The Company's Chief Executive Officer and President is the only holder of the shares of Class B Stock. The total number of shares of Class B Stock to be purchased by the Company in lieu of issuance of fractional shares will be 69 shares. Mr. Williams informed the Board that he agrees with their assessment that his 69 shares have no value.


     The Board considered an independent analysis and evaluation of the fair market value of the Class A Stock and Class B Stock that would be converted into a fractional share, but, as noted earlier, determined that the time and expense of an independent analysis and evaluation was unjustified in the circumstances because the Board concluded that the method of valuation chosen by the Board was a fair representation of value of the stockholdings for the reasons stated above.


     The Board discussed two alternative transactions for reducing or eliminating the Small Shareholders, a tender offer and open market purchases. The Board, however, determined that either of these alternatives would not result in shares being tendered by a sufficient number of record shareholders so as to accomplish the Company's objectives. It was thought unlikely that many holders of small numbers of shares even if they were aware of the offer would make the effort to tender their shares in sufficient numbers to accomplish the Company's objective. The Board ultimately determined that the Reverse Stock Split proposal was the preferred method.

     After consideration of all the foregoing factors, all of the directors, including those who are not employees of the Company, have determined that the Reverse Stock Split proposal is procedurally and substantively fair to the shareholders of the Company, including the unaffiliated shareholders and the Small Shareholders.


     The Board also considered the timing of implementation of the Reverse Stock Split proposal and the intended termination of the Company's 1934 Act registration for the Class A Stock. The Board concluded that the continued monetary and human resource expense of such registration was unjustified given the Company's inability to effectively take advantage of many of the benefits of public registration. To achieve the savings from termination, the Board instructed management to implement the Reverse Stock Split proposal and termination of registration of the Class A Stock as soon as practicable. Please see the section contained herein captioned "Purpose and Reasons for the Reverse Stock Split" for further discussion of the expenses of registration and the Company's experiences with respect to the benefits of such registration.

     With respect to its intent to terminate the Company's 1934 Act registration, the Board has considered and will continue to consider the effect that terminating the registration of the new Class A Stock might have on the market for the holders of the Class A Stock and the ability of those shareholders to buy and sell their shares. The Board also has considered and will continue to consider whether the value of the Class A Stock is being fully recognized in the public market, and as a result, whether the Company can effectively take advantage of a public market for its stock. The Board also has considered and will continue to consider the need to protect the confidentiality of the Company's proprietary information, along with the potential direct cost savings and savings related to the time and effort currently required of management to comply with the reporting and other requirements associated with a reporting company. After taking into account all of the considerations and conclusions described herein with respect to the benefits and disadvantages of registration of the Class A Stock under the 1934 Act at the present time, the Board has determined that it will terminate registration of Class A Stock under the 1934 Act as soon as practical following the Reverse Stock Split absent any significant changes in the foregoing considerations that would result in the Board determining that the benefits of continued registration would outweigh the disadvantages. The Board does not foresee any such change in circumstance in the reasonably near future. See also the section contained herein captioned "Purpose and Reasons for the Reverse Stock Split."

POTENTIAL DETRIMENTS OF REVERSE STOCK SPLIT PROPOSAL TO SHAREHOLDERS; ACCRETION IN OWNERSHIP AND CONTROL OF CERTAIN SHAREHOLDERS

     The potential detriments to shareholders who remain as holders of new Class A Stock after effecting the Reverse Stock Split and termination of registration under the 1934 Act include decreased liquidity and decreased access to information about the Company. Upon termination of registration of the Class A Stock, the Company will no longer be subject to the periodic reporting requirements and the proxy rules of the 1934 Act. Since there will no longer be a public market for the purchase and sale of the stock, the liquidity and market value of the shares of Class A Stock will be adversely affected.

     If the Reverse Stock Split proposal is effected, the Company believes that 237 registered shareholders of new Class A Stock will remain (based on the Company's current shareholder records). In addition, individuals who are members of the Board and executive officers of the Company now owning approximately 62.9% of the Class A Stock will own approximately 63.6% of the new Class A Stock after the Reverse Stock Split (the proportionate holdings of the Class B Stock will not be affected). Control of the Company by Francis M. Williams as generally described in the information contained herein in the section captioned "Security Ownership and Certain Beneficial Owners and Management," will not be materially affected by the Reverse Stock Split. As a result of the Reverse Stock Split, Mr. Williams' beneficial ownership will increase from 69.9% to 72.2% of the outstanding Class A Stock. As a result of the Reverse Stock Split, Mr. Williams' interest in the net book value and net earnings of Kimmins Corp. also will increase from 69.9% to 72.2% causing his interest to increase as shown below:


                                                       Interest Before                 Interest After
                                                     Reverse Stock Split             Reverse Stock Split
                                                   ------------------------       --------------------------

Net loss for year ended 12/31/01.........                 4,645,748                       4,798,612

Book value as of 12/31/01................                 5,484,251                       5,664,706

Book value as of 9/30/02.................                 6,564,597                       6,780,599

CONDUCT OF THE COMPANY'S BUSINESS AFTER REVERSE STOCK SPLIT

     The Company expects its business and operations to continue as they are currently being conducted and, except as disclosed below, the Reverse Stock Split is not anticipated to have any effect upon the conduct of its business.

     Other than as described in this Proxy Statement, neither the Company nor its management has any current plans or proposals to effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; to sell or transfer any material amount of its assets; to change its Board or management; to change materially its indebtedness or capitalization; or otherwise to effect any material change in its corporate structure or business. See also the information contained herein in the section captioned "Purpose and Reasons for the Reverse Stock Split."


     As a result of the Reverse Stock Split, the Company plans to become a privately held company by termination of registration of the Class A Stock under the 1934 Act, if the number of registered shareholders is fewer than 300. In addition, because the new Class A Stock will be held by fewer than 300 registered holders, the Company will be relieved of the obligation to comply with the proxy rules of Regulation 14A under Section 14 of the 1934 Act, its officers and directors and shareholders owning more than 10% of the Class A Stock will be relieved of certain reporting obligations under the 1934 Act, and the Company will cease filing periodic reports under the 1934 Act.


STRUCTURE OF REVERSE STOCK SPLIT


     If the Reverse Stock Split proposal of the Class A Stock and Class B Stock is approved and occurs, the Reverse Stock Split will occur on the Effective Date. Assuming shareholder approval of the Reverse Stock Split proposal is obtained, the Company will file the Amendment within 10 business days of the proposal's approval at the Special Meeting. The structure of the Reverse Stock Split for each shareholder is as follows:

     1. Registered Shareholders with Fewer Than 100 shares. If the Reverse Stock Split proposal is implemented and you are a Registered Holder of fewer than 100 shares of Class A Stock on the Effective Date, you will receive a cash payment instead of a fractional share of new Class A Stock. After the Reverse Stock Split, you will have no further interest in the new Class A Stock. You will not have to pay any service charges or brokerage commissions in connection with the Reverse Stock Split or the cash payments. There are no holders of Class B Stock in this category.

     2. Registered Holders With 100 or More Shares. If the Reverse Stock Split proposal is implemented and you are a Registered Holder of 100 or more shares of Class A Stock or Class B Stock as of the Effective Date, we will convert your shares into 1/100 of the number of shares you held immediately prior to the Reverse Stock Split, with a cash payment for any shares that would otherwise result in fractional new shares. For example, if you are a Registered Holder of 10,010 shares of Class A Stock immediately prior to the Effective Date, your shares will be converted to 100 shares of new Class A Stock and you will receive a cash payment for 10 shares.

     3. Beneficial Owners of the Company Stock. Nominees (such as a bank or broker) may have required procedures, and shareholders holding Class A Stock in street name should contact their nominees to determine how the Reverse Stock Split will affect them. NOTE: If you are a beneficial owner of fewer than 100 shares of Class A Stock or the beneficial owner of more than 100 shares of Class A Stock, but not in an even multiple of 100, and you want to have your shares exchanged for cash payment, you should instruct your nominee to transfer your shares into a record account in your name in a timely manner so that you will be considered a holder of record immediately prior to the Effective Date.

     In the event that any certificate representing shares of Class A Stock or Class B Stock is not presented for exchange or cash payment upon request by the Company, the new Class A Stock, Class B Stock, or the cash payment, as applicable, will be administered in accordance with the relevant abandoned property laws. Until new Class A Stock, Class B Stock or cash payments have been delivered to the public official pursuant to the abandoned property laws, such cash payments or certificates will be paid to the holder thereof or his designee, without interest, at such time as the stock certificate has been properly presented for exchange or cash payment.


     The Reverse Stock Split is structured to be a "going private" transaction as defined in Rule 13e-3 promulgated under the 1934 Act because it is intended to, and, if completed, will likely terminate the Company's reporting requirements under the 1934 Act. In connection with the Reverse Stock Split proposal, the Company has filed with the SEC a Schedule 13E-3 pursuant to Rule 13e-3 under the 1934 Act.


     The Board may abandon the proposed Reverse Stock Split at any time before or after the meeting and prior to the filing of the Amendment if for any reason the Board deems it advisable to do so. In addition, the Board may make any and all changes to the Amendment that it deems necessary to file the Amendment with the Florida Secretary of State and give effect to the Reverse Stock Split.

EXCHANGE OF STOCK CERTIFICATES AND PAYMENT OF FRACTIONAL SHARES


     Continental Stock and Transfer has been appointed the Company's agent (the "Transfer Agent") to carry out the exchange of certificates for new Class A Stock. Registered shareholders will receive a letter of transmittal after the Reverse Stock Split is completed. These shareholders must complete and sign the letter of transmittal and return it with their stock certificate(s) to the Transfer Agent before they can receive new Class A Stock, Class B Stock and/or the cash payment for those shares. You should not submit any certificates until requested to do so.

     If the Reverse Stock Split is effected, each registered shareholder who holds fewer than 100 common shares immediately prior to the effectiveness of the Reverse Stock Split will cease to have any rights with respect to such common shares and will only have the right to receive the cash payment (cash in lieu of the fractional share to which such shareholder of record would otherwise be entitled). No service charges will be payable by shareholders in connection with the exchange of certificates or the issuance of new stock or cash payments, all the expenses of which will be borne by the Company. Promptly following the Effective Date, you will be furnished the necessary materials and instructions to effect such exchange (and to receive the cash payment, if applicable). Certificates representing shares of Class A Stock and Class B Stock subsequently presented for transfer to a third party will not be transferred on the books and records of the Company until the certificates representing the shares have been exchanged for the cash payment or certificates representing shares of new Class A Stock or new Class B Stock (as applicable).

     Management intends to mail the transmittal letters to shareholders within approximately two weeks after the effective date. Management estimates that the Transfer Agent will remit the Cash Payment within two weeks after receipt of the completed transmittal letter and stock certificates by the Transfer Agent. The Company will not pay interest on the Cash Payment.


COMPANY STOCK OPTIONS AND WARRANTS

     At the Effective Date, each option outstanding of Class A Stock shall be adjusted to reflect the right to receive one or more shares of new Class A Stock on a 100-for-1 basis. There are no outstanding warrants.


CERTAIN EFFECTS OF REVERSE STOCK SPLIT PROPOSAL ON THE COMPANY'S SHAREHOLDERS


     1. Rights, Preferences and Limitations. There are no material differences between the respective rights, preferences or limitations of the existing Class A Stock and Class B Stock and the "new" Class A Stock and the "new" Class B Stock.


     2. Financial Effect. The Reverse Stock Split and the expenditures for professional fees and other expenses related to the transaction will not have a material effect on the Company's balance sheet, statement of income, earnings per share, ratio of earnings to fixed charges or book value per share. The expenditures have been estimated as follows: cash payment for fractional shares
- $30,000; fees and expenses of legal counsel - $10,000; fees and expenses of accountants - $8,000; printing and postage - $10,000; and miscellaneous - $10,000. The only consideration to be paid will be the cash payment, to be paid for shares that would otherwise be converted into fractional shares. We will use the Company's cash-on-hand as the sole source of funds for the expenditures for professional fees and other expenses related to the transaction.


     3. Effect on Market for Shares. The Company estimates that the number of shares of new Class A Stock and new Class B Stock outstanding after the Reverse Stock Split, if effected, will be as follows:


CLASS                 NUMBER OF SHARES         NUMBER OF SHAREHOLDERS
-----                 ----------------         ----------------------
Class A                    49,880                        237
Class B                    16,665                          1

     The old Class A Stock currently trades on the OTC Bulletin Board under the symbol "KVNM." However, if the Board terminates registration of the new Class A Stock under the 1934 Act, which is its intention, the new Class A Stock will no longer be eligible for the OTC Bulletin Board, and there will no longer be a public market for the new Class A Stock. See also the information contained below in the subsection captioned "Termination of 1934 Act Registration of Class A Stock."

     The Company has no current plans to issue additional shares of stock, but the Company reserves the right to do so at any time and from time to time at such prices and on such terms as the Board determines to be in the best interests of the Company and its then shareholders. Persons who continue as shareholders following implementation of the Reverse Stock Split proposal will not have any preemptive or other preferential rights to purchase any of the Company's stock that may be issued by the Company in the future, unless such rights are currently specifically granted to such shareholder.

     4. Securities Laws Relating to the New Class A Stock. The Company has not filed with the SEC a registration statement under the Securities Act of 1933, as amended (the "1933 Act") for the registration of the new Class A Stock to be issued and exchanged pursuant to the Reverse Stock Split proposal. Instead, the new Class A Stock will be issued in reliance on exemptions contained in Section 3(a)(9) and Rule 145(a)(1) under the 1933 Act. Upon consummation of the Reverse Stock Split, the new Class A Stock is expected to be freely transferable under the 1933 Act by those shareholders of the Company not deemed to be "affiliates" of the Company. Shares of new Class A Stock acquired by persons who are "affiliates" of the Company will be subject to the resale restrictions of Rule 144 under the 1933 Act.

     5. Termination of 1934 Act Registration of Class A Stock. The Reverse Stock Split proposal will affect the public registration of the new Class A Stock with the SEC under the 1934 Act, as the Company intends to terminate this registration as soon as practicable after approval of the Reverse Stock Split proposal by the shareholders. Registration under the 1934 Act may be terminated by the Company if the Class A Stock is no longer held by 300 or more shareholders of record. Termination of registration of the Class A Stock under the 1934 Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the SEC and would make certain provisions of the 1934 Act, such as proxy statement disclosure in connection with shareholder meetings and the related requirement of an annual report to shareholders, no longer applicable to the Company.


     The termination will also cause the Class A Stock to be ineligible to trade on the OTC Bulletin Board. Although the Company believes that the Class A Stock may be listed on the Pink Sheets, there can be no assurance that it will be so listed. In addition, management believes that trading volumes are generally lower on Pink Sheets, which will substantially reduce the market for the Class A Stock.

     With respect to the executive officers and directors of the Company, in the event of the intended termination of registration of the Class A Stock under the 1934 Act: (a) executive officers, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the 1934 Act, including without limitation the reporting and short-swing profit provisions of Section 16, and (b) executive officers, directors and other affiliates of the Company may be deprived of the ability to dispose of shares of Class A Stock pursuant to Rule 144 under the 1933 Act. Upon termination of 1934 Act registration, the Company will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws. See also the information contained above in the section captioned "Securities Laws Relating to the New Class A Stock."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


     We summarize below the material federal income tax consequences to the Company and shareholders resulting from the Reverse Stock Split proposal. This summary is based on existing U.S. federal income tax law, which may change, even retroactively. This summary is not binding on the Internal Revenue Service (the "IRS"). The applicable laws may be changed, possibly retroactively, resulting in United States federal tax consequences different from those set forth below. The Company has not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the statements made in the following summary, and there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court. There can be no assurance and none is given that the IRS or the courts will not adopt a position that is contrary to the statements contained in this summary. This summary does not discuss all aspects of federal income taxation that may be important to you in light of your individual circumstances, and many shareholders may be subject to special tax rules. In addition, this summary does not discuss any state, local, foreign, or other tax considerations. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.


     This summary also assumes that you are one of the following: (i) a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its sources; (iv) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (v) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation. This summary also assumes that you have held and will continue to hold your shares as capital assets for investment purposes under the Internal Revenue Code of 1986, as amended.

     We believe that the Reverse Stock Split proposal should be treated as a tax-free "recapitalization" for federal income tax purposes. This should result in no material federal income tax consequences to the Company. If you continue to hold new Class A Stock after the Reverse Stock Split, you should not recognize any gain or loss in the Reverse Stock Split, and you should have the same adjusted tax basis and holding period in your new stock as you had in your stock immediately prior to the Reverse Stock Split.


     The receipt by a shareholder of a cash payment in lieu of a fractional new share pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. Accordingly, a shareholder who receives cash in lieu of a fractional new share should recognize gain or loss equal to the difference between the amount of cash received and the portion of the aggregate tax basis in his or her shares of common stock allocable to the fractional new share interest for which he or she received cash. If the shares of your stock were held as a capital asset on the Effective Date, then the shareholder's gain or loss will be a capital gain or loss. This capital gain or loss will be a long-term capital gain or loss if the shareholder's holding period for the shares of common stock is longer than one year.


APPRAISAL RIGHTS; ESCHEAT LAWS


     There are no appraisal rights for any shareholder who dissents from approval of the Reverse Stock Split proposal under the Company's governance documents. Also, the Company concluded that there are no appraisal rights for any shareholder who dissents from approval of the Reverse Stock Split proposal under Florida General Corporation law. We refer you, however, to Sections
607.1302 and 607.0604 of the Florida Statutes which respectively proscribe the rights of shareholders to dissent and general treatment of fractional shares.
Section 607.0604(5) of the Florida Statutes states that, "when a corporation is to pay in money the value of fractions of a share, the good faith judgment of the board of directors as to the fair value shall be conclusive." There may exist other rights or actions under state law for shareholders who are aggrieved by Reverse Stock Splits generally. Although the nature and extent of such rights or actions are uncertain and may vary depending upon the facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

     Shareholders whose shares are eliminated and whose addresses are unknown to the Company, or who do not return their stock certificates and request payment, generally have a certain number of years from the date of the Reverse Stock Split to claim the cash payment payable to them. If no claim is made within this period, state law generally provides that these payments are deemed abandoned and forfeited to the state. The state law of the state of the last known residence of the shareholder, as shown on Company records, usually governs. In Florida, this holding period is five years, but the exact number of years may vary from state to state.


INTENTION TO TERMINATE PUBLIC REGISTRATION


     The Company intends to terminate public registration of the new Class A Stock with the SEC under the 1934 Act as soon as practicable after approval of the Reverse Stock Split proposal by the shareholders. Shareholders should note that the decision by the Board to terminate 1934 Act registration does not require shareholder approval and will not be voted on at the Special Meeting. Further, there is no assurance that the number of such shareholders will be fewer than 300 following the Effective Date. While the Company intends to cease public registration of its Class A Stock following the Reverse Stock Split, the Board may choose not to implement this strategy if the Board determines that it is not then in the best interests of the Company and its shareholders given the then existing market conditions. See also the discussion of this issue in the section contained herein captioned "Fairness of Reverse Stock Split Proposal."


     The termination will also cause the Class A Stock to be ineligible to trade on the OTC Bulletin Board. Although the Company believes that the Class A Stock may be listed on the Pink Sheets, there can be no assurance that it will be so listed. In addition, management believes that trading volumes are generally lower on Pink Sheets, which will substantially reduce the market for the Class A Stock.

     The Board recommends that you vote FOR the Reverse Stock Split proposal. Proxies solicited by the Board will be voted FOR this Reverse Stock Split proposal, unless you specify otherwise in your proxy.

                                   MANAGEMENT


     All directors of the Company hold office until the next annual meeting of shareholders and the election and qualification of their successors. Officers of the Company are elected annually by the Board of Directors and hold office at the discretion of the Board of Directors.


     Francis M. Williams has been President and Chairman of the Board of the Company since its inception and Chairman of the Board of Directors of TransCor since November 1992. For more than five years prior to November 1988, Mr. Williams was the Chairman of the Board and Chief Executive Officer of Kimmins Corp. and its predecessors and sole owner of K Management Corp. From June 1981 until January 1988, Mr. Williams was also the President and a Director of College Venture Equity Corp., a small business investment company. Mr. Williams has also been a Director of the National Association of Demolition Contractors and a member of the Executive Committee of the Tampa Bay International Trade Council.

     Karl Burgin has been Chief Financial Officer of the Company since May 2001 and has been employed by the Company as its Controller since January 2000. From July 1998 until November 1999, Mr. Burgin served as Chief Financial Officer of Laker Airways, Inc. and Star Air Tours, Inc. From December 1994 until June 1998, Mr. Burgin was a self-employed Financial Consultant. From December 1991 until November 1994, Mr. Burgin served as Chief Financial Officer of Integrated Waste Services, Inc. From October 1984 until November 1991, Mr. Burgin served as Chief Financial Officer of Reger Capital Corp. Prior to September 1984, Mr. Burgin served in various financial capacities for public and private companies engaged in the construction, waste disposal, and real estate development businesses.


     Joseph M. Williams has been the Secretary and Treasurer of the Company since October 1988. Since September 1997, Mr. Williams has been President and Chief Executive Officer of TransCor. Since November 1991, Mr. Williams has served as President and has been a Director of Cumberland Technologies, Inc., a holding company whose wholly owned subsidiaries provide reinsurance and specialty sureties and performance and payment bonds. Since June 1986, Mr. Williams has served as President and Vice President and has been a Director of Cumberland Real Estate Holdings, Inc., the corporate general partner of Sunshadow Apartments, Ltd. and Summerbreeze Apartments, Ltd., both of which are limited partnerships. Mr. Williams has been employed by the Company and its subsidiaries in various capacities since January 1984. From January 1982 to December 1983, he was the managing partner of Williams and Grana, a firm engaged in public accounting. From January 1978 to December 1981, Mr. Williams was employed as a senior tax accountant with Price Waterhouse & Co. Joseph M. Williams is the nephew of Francis M. Williams.


     Michael Gold has been a Director of the Company since November 1987. For more than the last five years, Mr. Gold has been a partner in the Niagara Falls, New York law firm of Gold and Gold.

     R. Donald Finn has been a Director of the Company since November 1992. For more than the last five years, Mr. Finn has been a partner in the law firm of Gibson, McAskill & Crosby located in Buffalo, New York, where Mr. Finn has practiced law for more than the last 25 years.


     Set forth below is  information  regarding  a certain  key  employee of the
Company:

     John V. Simon, Jr., has been President and General Manager of Kimmins Contracting Corp., responsible for supervising utility construction, since May 1981, and served as a Vice President of the Company from 1981 until October 1988. From January 1978 to May 1981, Mr. Simon owned Simon Construction Company, a company that performed site work and utilities and demolition projects.

                          SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of the Company's common stock beneficially owned as of December 31, 2002, by (i) persons known by the Company to own more than 5% of the Company's outstanding common stock, (ii) by each executive officer and director of the Company, and (iii) all executive officers and directors of the Company as a group:

                                                                                                  Percent of
Name and Address of                                                                Percent       Total Voting
Beneficial Owner(1)              Title of Class       Number of Shares             of Class          Power
-------------------              --------------       ----------------             --------      ------------

Francis M. Williams               Class A Stock             3,137,571    (2)           60.2%
                                  Class B Stock             1,666,569                 100.0%            69.9%

Joseph M. Williams                Class A Stock               338,887    (3)            5.9%             4.5%

John V. Simon, Jr.                Class A Stock               176,887    (4)            3.5%             2.7%

Michael Gold                      Class A Stock                36,623    (5)               *                *

R. Donald Finn                    Class A Stock                23,954    (6)               *                *

Karl Burgin                       Class A Stock                 6,000    (7)               *                *

All executive officers            Class A Stock             3,719,922    (8)           67.3%
and directors as a group
(six persons)                     Class B Stock             1,666,569                 100.0%            74.9%


(1) The addresses of all officers and directors of the Company above are in care of the Company at 1501 E. 2nd Avenue, Tampa, Florida 33605.


(2) Includes 2,661,652 shares owned directly by Francis M. Williams; includes 336,000 shares issuable upon exercise of currently exercisable stock options; 48,908 shares owned by Mr. Williams' wife; 30,493 shares held by Mr. Williams as trustee for his wife and children; 24,626 shares held by Mr. Williams as Custodian under the Florida Uniform Gifts to Minors Act for his children; 1,066 shares held by Kimmins Realty Investment, Inc., which is owned 100% by Mr. Williams; and 34,826 shares held by the Company's 401(k) Plan of which Mr. Williams is fully vested.


(3) Includes 51,500 shares owned by Joseph M. Williams; 150,667 shares issuable upon exercise of currently exercisable stock options; 5,500 shares held by Mr. Williams as trustee for his children; 131,220 shares held by the Company's 401(k) plan of which Mr. Williams is a trustee of the 401(k) Plan with shared voting and investment power.


(4) Includes 1,500 shares owned by Mr. Simon; 117,333 shares issuable upon exercise of currently exercisable stock options; and 58,054 shares held by the Company's 401(k) plan of which Mr. Simon is fully vested.


(5) Includes 1,150 shares owned by Mr. Gold; 5,775 shares owned by Mr. Gold's wife; 2,898 held by Mr. Gold as trustee for his minor children; and 26,800 shares issuable upon exercise of currently exercisable stock options.


(6) Includes 5,154 shares owned by Mr. Finn and 18,800 shares issuable upon exercise of currently exercisable stock options.


(7) Includes 6,000 shares that may be purchased by Mr. Burgin pursuant to immediately exercisable options.

(8)  Includes the shares listed in notes (1) through (8) above.


     *Less than 1%.

     Upon completion of the Reverse Stock Split, the beneficial ownership of these persons will be as follows:

                                                                                                  Percent of
Name and Address of                                                               Percent        Total Voting
Beneficial Owner(1)               Title of Class        Number of Shares          of Class           Power
-------------------               --------------        ----------------          --------       ------------

Francis M. Williams               Class A Stock                 31,373                62.9%
                                  Class B Stock                 16,665               100.0%             72.2%

Joseph M. Williams                Class A Stock                  3,338                 6.8%              5.0%

John V. Simon, Jr.                Class A Stock                  1,768                 3.5%              2.7%

Michael Gold                      Class A Stock                    366                    *                 *

R. Donald Finn                    Class A Stock                    239                    *                 *

Karl Burgin                       Class A Stock                     60                    *                 *

All executive officers            Class A Stock                 37,144                74.5%
and directors as a group
(six persons)                     Class B Stock                 16,665               100.0%             80.1%



The following open market purchases of the Company's Class A Stock have been effected by Francis M. Williams within the last two years.


                      Date                        Shares Purchased                    Price

                    06/28/02                            20,000                        $0.25
                    09/17/02                           196,333                        $0.55
                    09/25/02                            10,000                        $0.35
                    09/20/02                             5,000                        $0.40
                    09/23/02                            10,000                        $0.34
                    10/07/02                             5,000                        $0.40
                    10/11/02                            15,000                        $0.25
                    10/16/02                            15,000                        $0.25


                           CERTAIN MARKET INFORMATION


     The Class A Stock trades on the OTC Bulletin Board under the symbol "KVNM." The following table shows the high and low sales prices for the Class A Stock for each quarter during the past three years:


           QUARTER                             HIGH             LOW
           First 2000                           $.41              $.46
           Second 2000                          $.44              $.26
           Third 2000                           $.31              $.22
           Fourth 2000                          $.44              $.32

           First 2001                           $.56              $.50
           Second 2001                          $.64              $.51
           Third 2001                           $.46              $.32
           Fourth 2001                          $.27              $.24

           First 2002                           $.25              $.27
           Second 2002                          $.28              $.24
           Third 2002                           $.43              $.23
           Fourth 2002                         $1.01              $.23


     As of September 30, 2002, there were (i) 4,872,135 outstanding shares of Class A Stock, $.001 par value per share and (ii) 1,666,569 shares of Class B Stock, $.001 par vale per share.

                              SHAREHOLDER PROPOSALS

     Shareholders of the Company may submit proposals on matters appropriate for shareholder action at meetings of the Company's shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act ("Rule 14a-8"). If the Reverse Stock Split is effected, the Company will no longer be subject to Rule 14a-8. Rule 14a-8 allows certain shareholder proposals to be included in Company proxy statements relating to annual meetings of the shareholders, if submitted to the Company in a timely manner. The Company is not required to hold annual meetings of the shareholders and has no current plans to do so in 2003. In the event an annual meeting is held, in order for the Company to consider including a shareholder proposal in its proxy materials relating to such meeting pursuant to Rule 14a-8, the proposal must be received within a reasonable time before the Company begins to print and mail proxy materials by the Secretary of the Company at 1501 E. 2nd Avenue, Tampa, Florida 33605. If the Company fails to receive notice of a shareholder proposal within a reasonable time before it mails proxy materials for an annual meeting, the proposal will not be considered timely, in which case proxies for that meeting may confer discretionary authority to vote on the proposal. If the Company fixes a date for an annual meeting in 2003, it will notify you of the meeting date and deadlines for delivering any shareholder proposals.

                             SELECTED FINANCIAL DATA

     The following selected financial data are derived from the consolidated financial statements of Kimmins Corp. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information incorporated herein.


                                                                 Years Ended December 31,                     Nine Months
                                           -----------------------------------------------------------------  ended Sept.
                                                          (In thousands, except per share data)                 30, 2002
                                                          -------------------------------------              ---------------
                                                1997          1998          1999        2000         2001
                                              ---------     ----------    ---------    --------    ---------
Gross revenue........................         $102,717      $  74,051     $ 63,450     $60,756     $ 47,022       $  36,695
Net revenue..........................           80,932         59,302       56,241      52,249       42,299          33,498
Operating income (loss) .............           (2,524)       (14,850)      (2,202)       4,232        (930)          5,592
Income (loss) from continuing operations
   before cumulative effect of change in
   accounting principles.............           (5,611)       (15,088)      (3,340)        471       (5,709)             636
Income (loss) from discontinued
   operations........................           (2,907)        19,431          -0-       2,390          -0-              -0-
Cumulative effect of change in
   accounting principle..............              -0-            -0-          -0-         -0-          -0-          (1545)
Income (loss) from extraordinary items             -0-            -0-          -0-         -0-        (938)             -0-
Net income (loss) ...................         $ (8,518)     $   4,343     $ (3,340)    $ 2,861     $ (6,646)       $ (1,148)

PER SHARE DATA:

Income (loss) from continuing  operations
before cumulative effect of change in
accounting principles per share:
     Basic...........................         $  (1.30)     $   (3.51)    $  (0.73)    $   .10     $  (1.17)         $   .08
     Diluted.........................         $  (1.30)     $   (3.51)    $  (0.73)    $   .10     $  (1.17)         $   .06
Income (loss) from discontinued
operations per share:
     Basic...........................         $   (.67)     $    4.52     $    -0-     $   .49     $    -0-         $   -0-
     Diluted.........................         $   (.67)     $    4.52     $    -0-     $   .49     $    -0-         $   -0-
Cumulative effect of change in accounting
principle:
     Basic...........................         $    -0-      $     -0-     $    -0-     $   -0-     $    -0-        $ (0.32)
     Diluted.........................         $    -0-      $     -0-     $    -0-     $   -0-     $    -0-        $ (0.23)
Income (loss) from extraordinary items
per share:
     Basic...........................         $    -0-      $     -0-     $    -0-     $   -0-     $   (.19)          $  -0-
     Diluted.........................         $    -0-      $     -0-     $    -0-     $   -0-     $   (.19)          $  -0-
Net income (loss) per share:
     Basic...........................         $  (1.97)     $    1.01     $  (0.73)    $   .59     $  (1.36)         $ (.24)
     Diluted.........................         $  (1.97)     $    1.01     $  (0.73)    $   .59     $  (1.36)         $ (.17)
Weighted average number of shares of
common stock used in the calculation:
     Basic...........................            4,318          4,297        4,576       4,872        4,872           4,872
     Diluted.........................            4,318          4,297        4,576       4,872        4,872           4,872
Dividends per share..................             None           None         None        None         None            None


HISTORICAL BALANCE SHEET DATA:

                                                                                                          As of Sept.
                                                                                                              30,
                                                                 As of December 31,                           2002
                                   ------------------------------------------------------------------    -------------
                                                                   (In thousands)
                                 1997          1998           1999          2000            2001
                              -----------    ----------     ---------    -----------     ------------    -------------
Current assets...............    $38,322       $47,205       $27,655        $34,778          $20,631          $18,197
Working capital (deficiency).      (633)         6,053       (5,574)          2,046            6,310            4,163
Net assets of discontinued         7,091           -0-           -0-            -0-              -0-              -0-
  operations.................
Total assets.................    110,330       114,300        88,614         77,328           50,314           43,593
Long term debt...............     54,595        50,769        43,767         29,748           24,603           19,153
Shareholder's equity.........    $ 9,393       $14,671       $ 7,692        $12,003          $ 9,391          $ 7,846
Ratio of earnings to fixed
  charges....................     (0.4x)        (3.1x)          0.1x           1.2x           (2.9x)             1.9x


     The ratio of earnings to fixed charges was (i) (2.9) and 1.2 for the fiscal years ended at December 31, 2001 and December 31, 2000, respectively, and (ii) 1.2, 1.0 and 1.9 for the fiscal quarters ended at March 31, 2002, June 30, 2002, and September 30, 2002, respectively.

     The book value per share as of December 31, 2001 was $1.93.


     Pro Forma Information. The transaction will not have a material effect on the Company's balance sheet, statement of income, earnings per share, ratio of earnings to fixed charges or book value per share.



                         FINANCIAL AND OTHER INFORMATION


     The information contained in the Company's Annual Report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 2001, and the Form 10-Q for the quarter ended September 30, 2002, including the financial data contained under the caption "Selected Financial Data" on page 10 of the Form 10-K/A, has been filed with the Securities and Exchange Commission and is incorporated herein by reference. Copies of the Form 10-K/A and Form 10-Q are accompanying this proxy statement. You may read and copy any materials we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains information that we file electronically with the SEC.


By Order of the Board of Directors,



/s/ Joseph M. Williams
------------------------------------
Joseph M. Williams,
Secretary/Treasurer
Tampa, Florida

                                   APPENDIX A

                              ARTICLES OF AMENDMENT
                            ARTICLES OF INCORPORATION
                                       OF
                                  KIMMINS CORP.

     Pursuant to General Corporation Law of the State of Florida, the undersigned, being the Chairman of the Board of Directors of Kimmins Corp., a Florida corporation (the "Corporation"), does hereby execute these Articles of Amendment to the Articles of Incorporation of Kimmins Corp, on behalf of the Corporation, and certify as follows:

     1. The name of the corporation is Kimmins Corp. (the "Corporation").

     2. Article III of the Corporation's Articles of Incorporation is hereby deleted in its entirety, with the following substituted in its place.


     THIRD: (a) The total number of shares of capital stock which the Corporation shall have authority to issue is Three Hundred Twenty Five Thousand (325,000) shares of Class A Stock, par value $0.10 per share, One Hundred Thousand (100,000) shares of Class B Class A Stock, par value $0.10 per share, and Ten Thousand (10,000) shares of Preferred Stock, par value of $0.10 per share.


          (b) The rights, preferences and limitations of each class of stock of the Corporation, as defined above, are set forth as follows:

     I. Class A Stock and Class B Common Stock

          1. In General. The Class A Stock and the Class B Common Stock shall be of equal rank and shall be identical in all respects with the same powers, preferences and rights, and the same qualifications, limitations or restrictions thereof, except as otherwise specifically provided in the Articles of Incorporation of the Corporation or any amendment thereto.


          2. Voting. The holders of Class A Stock and Class B Common Stock shall each be entitled to one vote for each share held of record on all matters to be voted on by shareholders, and the Class A Stock and Class B Common Stock shall vote together as one class, except as otherwise provided by law. All voting shall be on a non-cumulative basis. Each time that the Conversion Rate, as such term is defined in
          Section 5 hereof, is adjusted, the number of votes which a single share of Class B Common Stock is entitled or will be entitled to cast, upon issuance thereof, shall be similarly adjusted (rounded to the next higher whole number of votes).


          3. Dividends. Subject to provisions of law and the rights of the Preferred Stock and any other class or series of stock having a preference over the Class A Stock then outstanding, cash dividends may be paid on the Class A Stock as may be declared from time to time by the Board of Directors, in its discretion, from funds legally available therefor. No cash dividends, however, may be declared on the Class B Common Stock. Any dividends issued in the form of stock or distributions of assets, tangible or intangible, would also be issued at the same rate on the Class B Common Stock as the Class A Stock.

          4. Liquidation and Dissolution. In the event of any dissolution, liquidation or winding-up of the affairs of the Corporation, after payment or provisions for payment of the debts and other liabilities of the Corporation, and after payment or distribution to the holders of Preferred Stock of the full amount to which they are entitled, the remaining assets of the Corporation shall be distributed among the holders of Class A Stock and the Class B Common Stock in one or more steps which shall constitute, in the aggregate, a single distribution in accordance with the following (the "Liquidation Preference"):

               (a) First the holders of Class A Stock shall be entitled to receive the sum of nine hundred dollars ($900.00) per share; and

               (b) Next, the holders of the Class B Common Stock shall be entitled to receive the sum of nine hundred dollars ($900.00) per share; and

               (c) Last, the balance of the remaining assets shall be distributed among the holders of the Class A Stock and the Class B Common Stock, without preference or priority of one class of stock over the other, with the amount of such balance to be distributed in respect of each share of Class A Stock to be equal to the amount to be distributed in respect of each share of Class B Common Stock.


          Any such distribution on the Class A Stock and the Class B Common Stock under this clause (c) shall be declared concurrently and shall be payable on the same date to shareholders of record as of the same record date. A consolidation or merger of the Corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph.


          5. Conversion.

               (a) (i) The holders of Class B Common Stock shall have the right, at their option, to convert their shares of Class B Common Stock into Class A Stock in the amounts and subject to the conditions hereinafter set forth.

                    (ii) For each fiscal year of the Corporation, the holders of the shares of the Class B Common Stock shall have the right to convert, on the basis set forth in clause (e) below, the number of shares of Class B Common Stock resulting from the following calculation into shares of Class A Stock: if the quotient of the net earnings (determined in accordance with clause (f) below) divided by the sum of (i) the number of shares of Class A Stock actually outstanding at the end of such fiscal year plus (ii) 62.50, is equal to or greater than the Adjusted Threshold Amount (which, subject to adjustment as hereinafter provided, shall be ($8,400.00 prior to the year ended December 31, 1998, $10,500.00, as adjusted) per share, then up to an aggregate of 62.50 shares of Class B Common Stock can, at the election of the holder or holders thereof, be so converted ("Conversion Amount"). This calculation shall be repeated for the next fiscal year, using as the Adjusted Threshold Amount the last Adjusted Threshold Amount which resulted in convertibility of shares plus $2,100.00. If, for any fiscal year, such quotient does not equal or exceed the applicable Adjusted Threshold Amount, no shares may be converted for that fiscal year, in which case the calculation for the following fiscal year shall use (a) the Adjusted Threshold Amount in effect for the last calculation that did not result in the convertibility of shares and (b) the number of shares of Class A Stock actually outstanding at the end of the fiscal year for which the calculation is made plus 6,250. Notwithstanding the foregoing, if in any fiscal year the Corporation has net earnings (as determined in accordance with clause (f) below) per share of Class A Stock (determined by dividing net earnings for such fiscal year by the sum of (i) the number of shares of Class A Stock actually outstanding at the end of such fiscal year and
               (ii) the number of shares of Class A Stock issuable upon conversion of all Class B Common Stock then remaining outstanding), equal to or greater than $14,400.00 ("Total Conversion Earnings"), then the holders of the shares of Class B Common Stock shall have the right to convert all of such shares of Class B Common Stock then remaining outstanding into shares of Class A Stock.

          The Adjusted Threshold Amount, the Total Conversion Earnings, and the Conversion Amount (as each may be adjusted from time to time as provided herein) shall each be adjusted, proportionately, in the event of any adjustment to the Class B Common Stock in accordance with clause (g) of this Section 5.

               (b) All shares of Class B Common Stock electing to convert shall be converted based on the date of issuance thereof, such that the earliest issued shares of Class B Common Stock shall be converted first.

               (c) The effective date for conversion for each fiscal year for which the holders of Class B Common Stock shall be entitled to convert Class B Common Stock into Class A Stock (the "Conversion Date") shall be fixed by resolution of the Board of Directors within 120 days after receipt by the Corporation of the determination of net earnings for said fiscal year by its independent public accountants in accordance with clause (f) below.

               (d) For each fiscal year in which holders of Class B Common Stock are entitled to convert said shares in accordance with clause (a) above, notice of the right to convert said shares, in a form approved by the Board of Directors, shall be given by mailing such notice, first class mail, postage prepaid, not less than 30 nor more than 60 days prior to the Conversion Date to each holder of record of shares entitled to be converted at his address as the same shall appear on the books of the Corporation. Each such notice shall (i) specify the Conversion Date and the manner in which the certificates of Class B Common Stock are to be exchanged for certificates of Class A Stock,
          (ii) state the net earnings per share for such fiscal year determined in accordance with clause (f) below, and (iii) state the maximum number of shares of Class B Common Stock held by such record holder which are convertible for such fiscal year. Failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the proceedings for such conversion except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice or mailing was defective. Any notice which was mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not received by the holder.

               (e) The shares of Class B Common Stock shall be convertible into fully paid and non-assessable shares of Class A Stock on the basis of one share of Class A Stock for each share of Class B Common Stock surrendered.

               (f) The "net earnings" of the Corporation in any fiscal year of the Corporation shall be (A) the net income of the Corporation for such fiscal year, less (B) the aggregate amount of dividends accrued in such fiscal year upon the outstanding shares of Preferred Stock and any other class of capital stock of the Corporation entitled to preference in the distribution of dividends vis-a-vis the shares of Class A Stock of the Corporation. All calculations provided for herein, and all determinations of "net earnings," shall be made by the firm of independent public accountants selected by the Board of Directors (who may be the regular auditors employed by the Corporation) in accordance with the definitions set forth herein and generally accepted accounting principles, such calculations and determinations to be final, binding and conclusive upon all persons whomsoever.

               (g) The Adjusted Threshold, Liquidation Preference, Conversion Amount, and the Total Conversion Earnings provided herein (collectively, "Factors") shall be subject to the following adjustments:


                    (i) If the Corporation  shall declare and pay to the holders of shares of Class A Stock a dividend payable in shares of Class A Stock, the Conversion Amount in effect immediately prior to the record date fixed for the determination of shareholders entitled to such dividend shall be proportionately increased, and the Liquidation Preference, Total Conversion Earnings and the Adjusted Threshold rates in effect immediately prior to the record date fixed for the determination of shareholders entitled to such dividend shall be proportionately decreased, such adjustment to become effective immediately after the opening of business on the day following the record date for the determination of shareholders entitled to receive such dividend.

                    (ii) If the  Corporation  shall  subdivide  the  outstanding shares of Class A Stock into a greater number of shares of Class A Stock or combine the outstanding shares of Class A Stock into a lesser number shares, or issue by reclassification of its shares of Class A Stock any shares of the Corporation, all of the Factors in effect immediately prior thereto shall be adjusted so that all computations required by this Section 5 after the happening of any of the events described above shall be made as if such shares of Class B Common Stock had been converted immediately prior to the happening of such event, with such adjustment to become effective immediately after the opening of business on the day following the day upon which such subdivision, combination or reclassification, as the case may be, becomes effective.

                    (iii) If the Corporation shall be consolidated with or merge into any other corporation, proper provisions shall be made as part of the terms of such consolidation or merger, whereby the holders of any shares of Class B Common Stock at the time outstanding immediately prior to such event shall thereafter be entitled to such conversion rights, with respect to securities of the Corporation resulting from such consolidation or merger, as shall be substantially equivalent to the conversion rights herein provided for.

                    (iv) No  adjustment  in any Factor shall be required  unless such adjustment would require an increase or decrease of at least one-half of one percent of such Factor, provided that adjustments which by reason of this clause (iv) are not made shall be carried forward and taken into account in the determination as to whether any subsequent adjustments are to be made. All calculations under this paragraph (g) shall be made to the nearest one thousandth (1/1000) of a share.


                    (v) The adjustments outlined in g(i) through g(iv) above are not exclusive and are not intended to limit the adjustments that may be required, in the sole judgment of the Board of Directors of the Corporation, in order to maintain the proportionality between Class A Stock and Class B Common Stock which exists at the date hereof. Paragraphs g(i) through g(v) shall not in any manner limit the Corporation's ability to issue new stock or otherwise raise additional capital.


                    (vi) In the event of any taxable or non-taxable distribution of assets, tangible or intangible, owned by the Corporation, the Liquidation Preference will be reduced proportionately by the per share value, based on the number of all outstanding shares of Class A Stock and Class B Common Stock, of the assets distributed. For purposes of this clause (vi), such value shall equal the average closing price of the security representing equity ownership of the entity holding such assets immediately following such distribution on the market on which such security is traded during the next thirty (30) trading days following the date of such distribution; provided, however, that if such market price is not ascertainable because such security is not publicly traded or for any other reason, then the Board of Directors of the Corporation shall cause an independent valuation of such assets to be performed, the result of which shall be final as to the determination of such value.

               (h) No fractional share of Class A Stock or scrip representing fractional shares of Class A Stock shall be issued upon any conversion of shares of Class B Common Stock, but in lieu thereof there shall be paid an amount in cash equal to the applicable fraction of the current market price (as hereinafter defined) of a whole share of Class A Stock as of the day of conversion determined as provided in paragraph
          (i) below.


               (i) For purposes of paragraph (h) of this Section 5, the current market price of a share of Class A Stock as of any day shall be based on the closing price of the security as reported by the New York Stock Exchange (the "NYSE") on the most recent preceding day for which such quotations were reported by the NYSE; if the fair market value of the Class A Stock cannot be thus determined, the current market price shall be such price as the Board of Directors shall in good faith determine.

               (j) The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Stock, solely for the purpose of effecting the conversion of Class B Common Stock in accordance with the terms hereof, the full number of whole shares of Class A Stock then issuable upon the conversion of all shares of Class B Common Stock at the time outstanding.


               (k) Anything contained herein to the contrary notwithstanding, no adjustments in the number of shares of Class A Stock issuable upon conversion of any shares of Class B Common Stock as set forth in this section shall be made by reason of or in connection with the issuance and sale of shares of Class A Stock by the Corporation for cash or the sale or issuance to employees of the Corporation, or of a subsidiary or an entity owning more than 50% of the outstanding Class A Stock of the Corporation, of Class A Stock of the Corporation or of options to purchase Class A Stock of the Corporation, pursuant to a plan adopted by the Board of Directors of the Corporation and approved by shareholders.


               (l) In the event (i) that an independent third party makes a bona fide offer to purchase any subsidiary or operating division of the Corporation or a portion thereof, which purchase, if consummated, would cause the net earnings of the Corporation for the applicable fiscal year to equal or exceed the then applicable Adjusted Threshold Amount (where such Adjusted Threshold Amount would not be achieved in the absence of such transaction) and (ii) the Board of Directors determines not to approve such transaction, then at the request of a majority in interest of the Class B Common Stock the Board of Directors of the Corporation shall effect the conversion of all Class B Common Stock then outstanding into Class A Stock in accordance with the provisions of Section 5(a)(ii) hereof.

               (m) In the event that (i) an independent valuation of any subsidiary or operating division of the Corporation is performed, the results of which are such that a sale of such subsidiary or division would, if consummated, cause the net earnings of the Corporation for the applicable fiscal year to equal or exceed Total Conversion Earnings (and where Total Conversion Earnings would not be achieved in the absence of such sale), and (ii) the Board of Directors of the Corporation determines not to approve such transaction, then at the request of a majority in interest of the Class B Common Stock the Board of Directors of the Corporation shall effect the conversion of all Class B Common Stock then outstanding into Class A Stock in accordance with the provisions of Section 5(a)(ii) hereof.

          II. Preferred Stock

          The Preferred Stock may be issued from time to time in one or more series, with such distinctive designations as may be stated in the resolution or resolutions providing for the issue of such stock from time to time adopted by the Board of Directors. The resolution or resolutions providing for the issue of shares of a particular series shall fix, subject to applicable laws and provisions of Article THIRD hereof, the designations, rights, preferences and limitations of the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

               (a) The number of shares constituting such series, including the authority to increase or decrease such number, and the distinctive designation of such series;

               (b) The dividend rate of the shares of such series, whether the dividends shall be cumulative and, if so, the date from which they shall be cumulative, and the relative rights of priority, if any, of payment of dividends on shares of such series;

               (c) The right, if any, of the Corporation to redeem shares of such series and the terms and conditions of such redemption;

               (d) The rights of the holders of the shares of such series in case of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon any distribution of the assets of the Corporation, and the relative rights of priority, if any, of payment of shares of such series;

               (e) The voting power, if any, for such series and the terms and conditions under which such voting power may be exercised;

               (f) The obligation, if any, of the Corporation to retire shares of such series pursuant to a retirement or sinking fund or funds of a similar nature or otherwise, and the terms and conditions of such obligation;

               (g) The terms and conditions, if any, upon which shares of such series shall be convertible into or exchangeable for shares of stock of any other class or classes or of any other series of the same class of stock of the Corporation, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any; and

               (h) Any other rights, preferences or limitations, qualifications or restrictions of the shares of such series.

          III. The Corporation reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, and to reclassify the same, and to amend, alter, change or repeal any provision contained in the Articles of Incorporation under which the Corporation is organized or in any amendment thereto, in the manner now or hereafter prescribed by law, and all rights conferred upon shareholders in said Articles of Incorporation or any amendment thereto are granted subject to the aforementioned reservation.


     3. Upon the effectiveness of the foregoing amendment, (i) each 100 outstanding shares of Class A Stock of the Corporation, par value $.001, shall be combined into one share of Class A Stock of the Corporation, par value $.10, and (ii) each 100 outstanding shares of Class B Common Stock of the Corporation, par value $.001, shall be combined into one share of Class B Common Stock of the Corporation, par value $.10. Outstanding shares of Class A Stock and Class B Common Stock, each with a par value of $.10, which would otherwise be respectively converted into a fractional share of Class A Stock or Class B Common Stock of the Corporation, each with a par value of $0.10, will be cancelled, with the holders of such shares receiving cash payment equal to such share's fair value as determined in the good faith judgment of the Corporation's Board of Directors.

     4. The date of adoption of the resolution approving the combination of shares of this Corporation set forth in the foregoing amendment is February ___, 2003.


     5. The foregoing amendment was required to be approved by the shareholders of the Corporation and the number of votes cast for the amendment by the shareholders was sufficient for approval in accordance with Florida General Corporation Law.

     IN WITNESS WHEREOF, the undersigned Chairman of the Board of Directors of the Corporation has caused these Articles of Amendment to the Articles of Incorporation of Kimmins Corp., as of this ____ day of __________, 2003.


                                     KIMMINS CORP.



                                     ___________________________________
                                     Francis M. Williams,
                                     Chairman and Chief Executive Officer


_______________________________
ATTEST:



-----------------------------
Joseph M. Williams
Assistant Secretary


[CORPORATE SEAL]

                                  KIMMINS CORP.

                          PROXY SOLICITED ON BEHALF OF
                     THE BOARD OF DIRECTORS OF KIMMINS CORP.


     The undersigned hereby appoints Joseph M. Williams as proxy, with power of substitution, to represent the undersigned at the Special Meeting of Shareholders of Kimmins Corp. (the "Company"), to be held at __________ P.M., local time, on February __, 2003, at the Company's headquarters located at 1501
E. 2nd Avenue, Tampa, Florida 33605, and at any adjournments thereof, to vote the number of shares which the undersigned would be entitled to vote if present in person in such manner as such proxies may determine, and to vote on the following proposals as specified below by the undersigned.


(1) Reverse Stock Split

                    _____VOTE FOR ____VOTE AGAINST ___ABSTAIN

     This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IN THE ABSENCE OF SPECIFIED DIRECTIONS, THIS PROXY WILL BE VOTED IN FAVOR OF THE APPROVAL OF THE AMENDMENT DESCRIBED IN THIS PROXY. The proxies are also authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof and which were not known within a reasonable time before the meeting.

     If signing as attorney, administrator, executor, guardian, trustee or as a custodian for a minor, please add your title as such. If a corporation, please sign in full corporate name and indicate the signer's office. If a partner, please sign in the partnership's name.


                  X_________________________________________________________

                  Printed
                  Name______________________________________________________

                  X_________________________________________________________

                  Printed
                  Name______________________________________________________

                  Dated
                  __________________________________________________________



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